Exhibit 99.1

CONTACTS:

Investors:	Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000

Media:	Rebecca Theim
Director of Communications
Ameristar Casinos, Inc.
(702) 567-7053
AMERISTAR CASINOS REPORTS THIRD QUARTER 2008 RESULTS
▪	Reported Earnings of $0.25 Per Diluted Share ($0.34 on Adjusted Basis)

▪	Generated EBITDA of $73 Million and Adjusted EBITDA of $81 Million; Both Reflect Year-Over-Year Increase

▪	Adjusted EBITDA Margin Improved as Initial Benefits Realized from Cost Reduction Initiatives

▪	Passage of Ballot Initiatives in Missouri and Colorado Enhances Revenue and EBITDA Growth Potential
LAS VEGAS, Monday, Nov. 10, 2008 – Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the third quarter ended Sept. 30, 2008.
“Difficult economic conditions continue to challenge our industry and our Company,” said Gordon Kanofsky, Chief Executive Officer and Vice Chairman. “Although we cannot control the macroeconomic situation, we are working diligently to effectively manage our cost structure while continuing to deliver the Ameristar brand experience. Within that context, we are pleased to report that our Adjusted EBITDA margin improved 1.4 percentage points from the second quarter, which indicates that Ameristar is holding its own in a very tough marketplace.”
Recent cost savings initiatives undertaken by the Company include reductions in workforce, which are on target to yield annualized savings of about $22 million, and a reduction in promotional spending that began in the latter part of the quarter. While marketing costs remained above last year’s levels because of the lead time required for program implementation, we are achieving more significant reductions in promotional spending in the fourth quarter.

“The Company is committed to controlling ongoing expenses in order to increase profitability and effectively manage cash flow,” Kanofsky said. “We are mindful of our senior debt covenants and are managing our balance sheet and business as carefully as possible to remain in compliance with them.”
In addition, the Company is well positioned to benefit from last week’s approval of gaming-related ballot initiatives in Missouri and Colorado. As further discussed below, the Missouri measure became law on Election Day and has been implemented, while the operating enhancements authorized by the Colorado initiative in each of the three Colorado gaming towns - including Black Hawk, where Ameristar’s property is located - are subject to passage of a separate local referendum.
Third Quarter 2008 Financial Results
For the third quarter of 2008, Ameristar had net revenues of $321.4 million compared to $265.4 million in last year’s third quarter. Included in the 2008 results were net revenues of $70.0 million from Ameristar East Chicago.1 For the 13 days we owned the property in the 2007 third quarter, it contributed $9.2 million to our net revenues. Same store net revenues declined $4.8 million, or 1.9 percent, year over year.
Consolidated operating income for the third quarter of 2008 was $46.2 million, inclusive of $5.2 million in ballot initiative-related expenses and a severance charge of $1.7 million related to the August workforce reduction, compared to $46.0 million reported for the same 2007 period.
Consolidated EBITDA was $73.0 million in the period, versus $68.5 million in the prior-year third quarter. Adjusted EBITDA for the third quarter of 2008 was $81.0 million, compared to $70.1 million for the 2007 third quarter, and excludes:

[1]	The acquisition of the East Chicago property on Sept. 18, 2007 creates non-comparable financial results from 2007 to 2008. Please refer to the tables in the back of this release for additional financial results reflected on a same store basis and a consolidated basis that includes the impact of Ameristar East Chicago.

•	Missouri and Colorado ballot initiative costs of $5.2 million;

•	transition and rebranding costs of $2.2 million related to the East Chicago property; and

•	pre-opening expenses of $0.6 million related to the Vicksburg expansion and the St. Charles hotel.
For the quarter ended Sept. 30, 2007, Adjusted EBITDA excluded integration and transition costs related to the East Chicago acquisition and pre-opening expenses associated with the St. Charles hotel project, which totaled $1.6 million. For the 2008 third quarter, both EBITDA and Adjusted EBITDA include the previously mentioned $1.7 million severance charge.
Adjusted EBITDA margin declined 1.2 percentage points, to 25.2 percent, compared to the third quarter of 2007. Inclusion of the East Chicago property negatively impacts the consolidated Adjusted EBITDA margin due to the higher gaming tax rate in Indiana relative to the other jurisdictions in which we operate. On a same store basis, Adjusted EBITDA margin increased 0.6 percentage point, to 27.5 percent. We achieved this improvement despite the severance charge.
For the third quarter of 2008, we had net income of $14.3 million, or $0.25 per share on a diluted basis. In last year’s third quarter, we reported net income of $20.0 million, or $0.34 per diluted share. Adjusted EPS – representing diluted earnings per share excluding the impacts of the ballot initiative costs, transition and rebranding costs and pre-opening expenses – was $0.34 for the quarter ended Sept. 30, 2008, compared to $0.36 for the 2007 third quarter. In addition, diluted earnings per share and Adjusted EPS for the 2008 third quarter were adversely impacted by $0.02 for the severance charges.
More information on the non-GAAP financial measures EBITDA, Adjusted EBITDA and Adjusted EPS can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

Additional Third Quarter 2008 Financial Information
•	Corporate expense decreased significantly on a year over year basis, excluding the ballot initiative costs. Savings in payroll and related benefits and professional fees were mostly offset by the $5.2 million in ballot initiative expenses.

•	Stock-based compensation expense was $2.2 million, compared to $3.3 million in the 2007 third quarter.

•	Net interest expense was $19.0 million, compared to $12.4 million in the third quarter of 2007, and capitalized interest was $1.6 million, compared to $5.4 million in the third quarter of 2007.

•	Capital expenditures for the quarter were $55.5 million, including $29.0 million spent on the construction of our Black Hawk hotel and $10.2 million related to our Vicksburg expansion.

•	A cash dividend of $0.105 per share was declared during the quarter.

•	At Sept. 30, 2008, total debt was $1.62 billion, a decrease of $30.2 million from Dec. 31, 2007. During the third quarter, net debt repayments were $7.0 million; in October 2008, we borrowed an additional $30.0 million under our revolving loan facility. We are currently required to maintain a senior leverage ratio, defined as senior debt divided by EBITDA, of no more than 5.25:1. At Sept. 30, 2008, our senior leverage ratio was 5.06:1. Under certain circumstances, our debt facility permits us to incur subordinated note indebtedness of up to $500 million, subject to the maintenance of required leverage ratios. The Company continuously monitors credit markets and plans to adjust the composition of its senior and subordinated debt to provide greater credit flexibility when the markets improve.

•	Subsequent to the end of the third quarter, we entered into a 21-month interest rate swap agreement with a major commercial bank, effective Oct. 20, 2008, to effectively fix the interest rate on $600.0 million of LIBOR-based borrowings under our senior revolving loan facility at 2.98 percent plus the applicable margin, which is currently 1.75 percent. We expect the swap to be “highly effective” (as defined under applicable accounting literature) as a cash flow hedging instrument and, therefore, the change in value of the swap (net of tax) will be recorded as accumulated other comprehensive income as part of stockholders’ equity. With this swap agreement, we now have $1.1 billion of our debt hedged until July 2010 at a weighted-average fixed rate of 3.08 percent plus the applicable margin.
Property Highlights
As previously disclosed, earlier in the year we made a strategic decision to increase promotional allowances in an effort to drive incremental net revenue. Because of deteriorating economic conditions, this effort was unsuccessful, and we began curtailing promotional spending in the third quarter and are making more significant reductions in the fourth quarter. This adjustment better aligns our costs with current consumer spending, but the decreased promotional spending resulted in anticipated market share erosion in several locations. We have retained our No. 1 or No. 2 position in each of our markets.
Vicksburg. As a result of the recent expansion, we achieved a 51.3 percent market share in the third quarter of this year. Net revenues and EBITDA increased year over year by 9.3 percent and 6.5 percent, respectively. A competitor opened a new $100 million, 80-room casino-hotel in Vicksburg on Oct. 28, which will affect market dynamics.
St. Charles. At St. Charles, net revenues increased $2.0 million, or 2.8 percent, over the 2007 third quarter primarily due to the new 400-room, all-suite hotel and other new amenities. However, Adjusted EBITDA decreased $1.0 million, or 4.4 percent, year over year as a result of the higher costs associated with operating the hotel and related amenities and the increased competition from a new casino-hotel that entered the market in the fourth quarter of 2007. Our new hotel has helped offset the negative impact of the increased competition, but the weak economy has constrained the short-term growth we expected from it. We believe the success of the Missouri ballot initiative will allow us to market our hotels and related amenities more effectively – both at St. Charles and Kansas City – particularly to high-end players locally and throughout the Midwest.
East Chicago. Our market share was negatively impacted in the third quarter by the major expansion of our primary competitor in the market in August 2008. As a result of the increased competition, we further adjusted our cost structure through additional labor reductions in early October, eliminating 83 positions at the property. The estimated annualized cost savings from the property’s reduction in labor is approximately $2 million. These reductions are in addition to the 41 positions eliminated in East Chicago in August as part of the companywide workforce reduction.
Black Hawk. The entire Colorado market, including Ameristar Black Hawk, continues to be negatively affected by the smoking ban that went into effect in all of the state’s casinos on Jan. 1, 2008, as well as by the economic downturn. For the third quarter, the market contracted approximately 13 percent year over year, although we are hopeful the operating enhancements authorized by the recently enacted ballot initiative and the upcoming local referendum, if approved, will help offset this decline. Our 536-room hotel and spa is on schedule to be completed in the third quarter of 2009, which we expect will further grow the market and enable us to capture a greater share of it.
Colorado and Missouri Ballot Initiatives
Missouri voters approved Proposition A, which eliminates a statewide law requiring a player identification and tracking card and limiting the amount players may buy in to $500 during a two-hour window. In addition, the proposition places a moratorium on new gaming licenses and raises taxes on gross gaming receipts 1 percentage point, to 21 percent. Proposition A became effective upon passage, and we implemented the operational changes authorized by it within a few hours after receiving approval from the Missouri Gaming Commission on Nov. 7.
“The removal of the buy-in limit and player identification and tracking card requirement will be an added convenience for our guests,” Kanofsky said. “The elimination of these requirements should help us to realize cost savings, as well as make our facilities more appealing to all guests, and particularly to high-end players throughout the Midwest.”
Colorado Amendment 50 authorizes voters in each of the towns of Black Hawk, Central City and Cripple Creek to hold a local referendum asking voters if casinos there should be allowed to extend hours of operation from 18 hours daily to up to 24 hours daily, increase bet limits from $5 to up to $100 and add roulette and craps. The measure also ensures that gaming tax rates can be raised only after a statewide voter referendum, similar to the requirement applicable to other taxes in Colorado. It is expected that a special election on this referendum will be held in early 2009, although any resulting changes cannot go into effect before July 1, 2009.
“If approved in the local referendum, we believe the expanded hours of operation, increase in the bet limit and addition of new games will benefit our operations considerably,” Kanofsky said. “When our four-diamond-quality hotel and spa opens in the third quarter of 2009, Ameristar should be uniquely positioned to capitalize on these changes. We will be the only facility in the market with the size, quality and range of amenities of a true destination resort. We expect our property will become much more appealing to those guests from metropolitan Denver who currently choose to fly to Las Vegas.”
Outlook
“We expect our 2008 fourth quarter results will more significantly reflect the impact of labor cost savings and promotional expense reductions we announced in August, as well as the additional workforce reduction at our East Chicago property that was completed in October. Over the longer term, we believe the recently approved Missouri and Colorado ballot measures significantly add to the growth potential of our St. Charles, Kansas City and Black Hawk properties. Additionally, our continuing focus on improving our operations should position us to capture profitable growth when the economy begins to improve.”
For the full year 2008, we currently expect:
•	depreciation to range from $105 million to $107 million.

•	interest expense to be between $75 million and $77 million.

•	capitalized interest of $13 million to $14 million.

•	the combined federal and state income tax rate, excluding the effect of the non-cash East Chicago impairment loss recorded in the first quarter of 2008, to be in the range of 45 percent to 46 percent.

•	capital spending of $250 million to $260 million.

•	dividends of $0.315 per share. Due to the continuation of adverse conditions in the credit markets that has made it difficult to refinance on acceptable terms a portion of our senior debt to improve our senior leverage ratio, our Board of Directors currently does not intend to declare a dividend during the fourth quarter of 2008.

•	non-cash stock-based compensation expense of $10 million to $11 million.

•	ballot initiative expenses of $9 million.

Conference Call Information
We will hold a conference call to discuss third quarter results on Monday, Nov. 10, 2008 at 2:30 p.m. EST. The call can be accessed live by dialing (888) 694-4728 toll-free domestically, or (973) 582-2745, and referencing conference ID number 69142426. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wanting to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site – www.ameristar.com – in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section. The conference call will be recorded and can be replayed from Nov. 10, 2008 at 5:30 p.m. EST until Nov. 17, 2008 at 11:59 p.m. EST. To listen to the replay, call toll-free (800) 642-1687, or (706) 645-9291, and reference the conference ID number above.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended Dec. 31, 2007 and “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008.

On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it leading market share positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa in St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Neb. and southwestern Iowa); Ameristar Vicksburg (Jackson, Miss. and Monroe, La.); Ameristar Casino Hotel in East Chicago (Chicagoland area); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and The Horseshu in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ web site at www.ameristar.com

(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007(1)	2008	2007(1)
REVENUES:
Casino	$329,841	$266,045	$1,000,514	$776,389
Food and beverage	39,636	33,612	120,521	98,493
Rooms	15,868	8,177	42,197	22,049
Other	10,120	7,903	29,806	22,018

	395,465	315,737	1,193,038	918,949
Promotional allowances	(74,064)	(50,365)	(218,772)	(141,202)

Net revenues	321,401	265,372	974,266	777,747

OPERATING EXPENSES:
Casino	151,666	113,992	465,163	332,353
Food and beverage	18,941	17,812	56,643	51,294
Rooms	2,856	1,905	8,584	5,836
Other	5,318	5,115	16,568	14,532
Selling, general and administrative	69,494	58,013	201,766	164,306
Depreciation and amortization	26,773	22,532	78,901	70,051
Impairment loss on assets	110	50	129,449	166

Total operating expenses	275,158	219,419	957,074	638,538

Income from operations	46,243	45,953	17,192	139,209

OTHER INCOME (EXPENSE):
Interest income	190	867	593	1,717
Interest expense, net	(19,034)	(12,449)	(56,849)	(34,914)
Net loss on disposition of assets	(369)	(1,301)	(927)	(1,305)
Other	(1,132)	386	(1,459)	11

INCOME (LOSS) BEFORE INCOME TAX
PROVISION (BENEFIT)	25,898	33,456	(41,450)	104,718
Income tax provision (benefit)	11,566	13,482	(11,875)	43,523

NET INCOME (LOSS)	$14,332	$19,974	$(29,575)	$61,195

EARNINGS (LOSS) PER SHARE:
Basic	$0.25	$0.35	$(0.52)	$1.07

Diluted	$0.25	$0.34	$(0.52)	$1.05

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.10	$0.32	$0.31

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	57,198	57,206	57,177	57,043

Diluted	57,597	58,293	57,177	58,303

(1)	The East Chicago property was acquired on September 18, 2007. Accordingly, the condensed consolidated financial statements reflect the East Chicago property’s operating results only from the acquisition date.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	September 30, 2008	December 31, 2007
Balance sheet data
Cash and cash equivalents	$68,248	$98,498
Total assets	$2,357,382	$2,412,096
Total debt, including current maturities	$1,615,706	$1,645,952
Stockholders’ equity	$464,805	$503,126

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Consolidated cash flow information
Net cash provided by operating activities	$64,041	$74,482	$206,447	$171,864
Net cash used in investing activities	$(62,329)	$(706,468)	$(195,501)	$(868,709)
Net cash (used in) provided by financing activities	$(12,665)	$664,672	$(41,196)	$709,145

Net revenues
Ameristar St. Charles	$73,070	$71,091	$220,085	$216,604
Ameristar Kansas City	59,795	63,464	183,657	191,054
Ameristar Council Bluffs	44,113	44,855	134,346	134,909
Ameristar Vicksburg	34,879	31,914	101,985	100,539
Ameristar Black Hawk	21,125	24,139	61,804	69,031
Jackpot Properties	18,458	20,733	52,606	56,434

Net revenues from historical properties	251,440	256,196	754,483	768,571
Ameristar East Chicago (1)	69,961	9,176	219,783	9,176

Consolidated net revenues	$321,401	$265,372	$974,266	$777,747

Operating income (loss)
Ameristar St. Charles	$14,816	$16,959	$45,694	$51,794
Ameristar Kansas City	12,224	13,488	37,731	40,443
Ameristar Council Bluffs	13,701	13,431	38,481	38,117
Ameristar Vicksburg	8,796	9,339	29,559	33,029
Ameristar Black Hawk	3,401	4,832	8,999	13,689
Jackpot Properties	3,908	4,567	9,624	11,604
Corporate and other	(16,632)	(16,332)	(48,144)	(49,136)

Operating income from historical properties	40,214	46,284	121,944	139,540
Ameristar East Chicago (1)	6,029	(331)	(104,752)	(331)

Consolidated operating income	$46,243	$45,953	$17,192	$139,209

EBITDA
Ameristar St. Charles	$21,407	$22,091	$63,955	$70,349
Ameristar Kansas City	16,864	19,134	52,484	57,454
Ameristar Council Bluffs	16,182	16,654	47,225	48,011
Ameristar Vicksburg	13,200	12,391	41,174	42,228
Ameristar Black Hawk	6,116	7,777	17,434	22,353
Jackpot Properties	5,432	5,772	13,802	15,193
Corporate and other	(15,863)	(15,409)	(45,433)	(46,403)

EBITDA from historical properties	63,338	68,410	190,641	209,185
Ameristar East Chicago (1)	9,678	75	(94,548)	75

Consolidated EBITDA	$73,016	$68,485	$96,093	$209,260

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating income (loss) margins (2)
Ameristar St. Charles	20.3%	23.9%	20.8%	23.9%
Ameristar Kansas City	20.4%	21.3%	20.5%	21.2%
Ameristar Council Bluffs	31.1%	29.9%	28.6%	28.3%
Ameristar Vicksburg	25.2%	29.3%	29.0%	32.9%
Ameristar Black Hawk	16.1%	20.0%	14.6%	19.8%
Jackpot Properties	21.2%	22.0%	18.3%	20.6%
Operating income margin from historical properties	16.0%	18.1%	16.2%	18.2%
Ameristar East Chicago (1)	8.6%	-3.6%	-47.7%	-3.6%
Consolidated operating income margin	14.4%	17.3%	1.8%	17.9%

EBITDA margins (3)
Ameristar St. Charles	29.3%	31.1%	29.1%	32.5%
Ameristar Kansas City	28.2%	30.1%	28.6%	30.1%
Ameristar Council Bluffs	36.7%	37.1%	35.2%	35.6%
Ameristar Vicksburg	37.8%	38.8%	40.4%	42.0%
Ameristar Black Hawk	29.0%	32.2%	28.2%	32.4%
Jackpot Properties	29.4%	27.8%	26.2%	26.9%
EBITDA margin from historical properties	25.2%	26.7%	25.3%	27.2%
Ameristar East Chicago (1)	13.8%	0.8%	-43.0%	0.8%
Consolidated EBITDA margin	22.7%	25.8%	9.9%	26.9%

(1)	The East Chicago property was acquired on September 18, 2007. Accordingly, only 13 days of operating results are included for this property for the three months and nine months ended September 30, 2007.

(2)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(3)	EBITDA margin is EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Ameristar St. Charles:
Operating income	$14,816	$16,959	$45,694	$51,794
Depreciation and amortization	6,591	5,132	18,261	18,555

EBITDA	$21,407	$22,091	$63,955	$70,349

Ameristar Kansas City:
Operating income	$12,224	$13,488	$37,731	$40,443
Depreciation and amortization	4,640	5,646	14,753	17,011

EBITDA	$16,864	$19,134	$52,484	$57,454

Ameristar Council Bluffs:
Operating income	$13,701	$13,431	$38,481	$38,117
Depreciation and amortization	2,481	3,223	8,744	9,894

EBITDA	$16,182	$16,654	$47,225	$48,011

Ameristar Vicksburg:
Operating income	$8,796	$9,339	$29,559	$33,029
Depreciation and amortization	4,404	3,052	11,615	9,199

EBITDA	$13,200	$12,391	$41,174	$42,228

Ameristar East Chicago:
Operating income (loss)	$6,029	$(331)	$(104,752)	$(331)
Depreciation and amortization	3,649	406	10,204	406

EBITDA	$9,678	$75	$(94,548)	$75

Ameristar Black Hawk:
Operating income	$3,401	$4,832	$8,999	$13,689
Depreciation and amortization	2,715	2,945	8,435	8,664

EBITDA	$6,116	$7,777	$17,434	$22,353

Jackpot Properties:
Operating income	$3,908	$4,567	$9,624	$11,604
Depreciation and amortization	1,524	1,205	4,178	3,589

EBITDA	$5,432	$5,772	$13,802	$15,193

Corporate and other:
Operating loss	$(16,632)	$(16,332)	$(48,144)	$(49,136)
Depreciation and amortization	769	923	2,711	2,733

EBITDA	$(15,863)	$(15,409)	$(45,433)	$(46,403)

Consolidated:
Operating income	$46,243	$45,953	$17,192	$139,209
Depreciation and amortization	26,773	22,532	78,901	70,051

EBITDA	$73,016	$68,485	$96,093	$209,260

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
EBITDA	$73,016	$68,485	$96,093	$209,260
Missouri and Colorado ballot initiative costs	5,185	—	6,323	—
East Chicago transition and rebranding costs	2,231	1,113	4,988	1,113
Vicksburg and St. Charles pre-opening expenses	563	529	2,725	778
Impairment loss on East Chicago intangible assets	—	—	129,000	—

Adjusted EBITDA	$80,995	$70,127	$239,129	$211,151

RECONCILIATION OF EPS TO ADJUSTED EPS
(Unaudited)
The following table sets forth a reconciliation of diluted earnings (loss) per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Diluted earnings (loss) per share (EPS)	$0.25	$0.34	$(0.52)	$1.05
Missouri and Colorado ballot initiative costs	0.06	—	0.07	—
East Chicago transition and rebranding costs	0.02	0.01	0.06	0.01
Vicksburg and St. Charles pre-opening expenses	0.01	0.01	0.03	0.01
Impairment loss on East Chicago intangible assets	—	—	1.47	—

Adjusted diluted earnings per share (Adjusted EPS)	$0.34	$0.36	$1.11	$1.07

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and adjusted diluted earnings per share (Adjusted EPS). The following discussion defines these terms and explains why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Management has adjusted EBITDA, when deemed appropriate, for the evaluation of operating performance because we believe the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of core ongoing operations. We do not reflect such items when calculating EBITDA; however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have reported this measure to our investors in the past and believe the inclusion of Adjusted EBITDA will provide consistency in our financial reporting.
We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in determining the value of potential acquisitions and dispositions it may evaluate. Externally, we believe these measures are used by investors in their assessment of our operating performance and the valuation of our Company.
Adjusted EBITDA, as used in this press release, reflects EBITDA adjusted for ballot initiative costs, impairment losses related to intangible assets, pre-opening expenses and transition and rebranding costs. In future periods, the adjustments we make to

EBITDA in order to calculate Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to EBITDA and operating income (loss), based upon GAAP.
Adjusted EPS
Adjusted EPS, as used in this press release, is diluted earnings (loss) per share, excluding the after-tax per-share impacts of ballot initiative costs, impairment losses related to intangible assets, pre-opening expenses and transition and rebranding costs. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance and incentive compensation related to senior management. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
Limitations on the Use of Non-GAAP Measures
The use of EBITDA, Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of EBITDA, Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
EBITDA, Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
###